EXHIBIT 12.1


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
                               Vail Resorts, Inc.
                Computation of Ratio of Earnings to Fixed Charges



                             Pro Forma                                                   Fiscal         Fiscal
                            Fiscal Year                                                Ten Months        Year
                               Ended                                                     Ended          Ended
                             July 31,             Fiscal Year Ended July 31,            July 31,    September 30,
                               2001            2001           2000          1999          1998           1997
                            -----------    -----------    -----------   -----------   -----------   -------------
Fixed charges:
Interest on long-term
debt                           40,298         32,034          35,108        25,099        17,789        20,308
Capitalized interest            1,300          1,300           1,100           200            --            --
Interest component of
rental expense                  7,626          7,626           6,693         3,830           449           435
                            -----------    -----------    -----------   -----------   -----------   -------------
Total                          49,224         40,960          42,901        29,129        18,238        20,743
                            ===========    ===========    ===========   ===========   ===========   =============

Earnings (before fixed
charges and income
taxes):
Income before income
taxes                          24,716         32,980          27,195        20,794        70,164        33,683
Fixed Charges as above         47,924         39,660          41,801        28,929        18,238        20,743
                            -----------    -----------    -----------   -----------   -----------   -------------
Total                          72,640         72,640          68,996        49,723        88,402        54,426
                            ===========    ===========    ===========   ===========   ===========   =============

Ratio of earnings to
fixed charges                    1.48           1.77            1.61          1.71          4.85          2.62

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